Exhibit 99.1

Franklin Financial Network, Inc. Announces Quarterly Cash Dividend Of $0.04 Per Share

FRANKLIN, Tenn., July 24, 2019 /PRNewswire/ -- Franklin Financial Network, Inc. (the "Company") (NYSE: FSB), parent company of Franklin Synergy Bank, today announced that its Board of Directors declared a quarterly dividend of $0.04 per share. The dividend is payable on August 30, 2019, to shareholders of record as of August 15, 2019.

Interim Chief Executive Officer, J. Myers Jones, III, commented, "We are pleased to once again return a portion of our capital to our shareholders through a quarterly dividend. Thanks to our financial strength, as reflected in our strong balance sheet and net interest margin expansion, we're able to continue our investments in future growth, while also rewarding our shareholders."

Safe Harbor for Forward-Looking Statements
This media release contains forward-looking statements. Such statements include, but are not limited to, our long-term strategic goals. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will," "strategies" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Risks and uncertainties that could cause the corporation's actual results to materially differ from those described in forward-looking statements include those discussed in Item 1A of the corporation's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 19, 2019. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company
Franklin Financial Network, Inc. (NYSE: FSB) is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $4.1 billion at June 30, 2019, the Bank currently operates through 15 branches in the growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, the FTSE Russell 2000 Index and the S&P SmallCap 600 Index, is available at www.FranklinSynergyBank.com.

Contact:
Chris Black
EVP, Chief Financial Officer
(615) 721-6096
chris.black@franklinsynergy.com